                                                                      Exhibit 11
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                                    MEDITRUST
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                   (000 omitted except for per share amounts)


                                                 Quarter ended              Six months ended
                                                    June 30,                    June 30,
                                               -----------------           -----------------
                                                 1996     1995             1996       1995
                                                 ----     ----             ----       ----
Primary
- -------
Weighted average shares                        60,665     49,194          57,909      44,917
Dilutive effect of:
  Stock options                                   141        203             159         145
Weighted average number of shares and
  equivalent shares outstanding                60,806     49,397          58,068      45,062
                                              =======    =======         =======     =======

Net income                                    $40,243    $30,929         $75,776     $55,112
                                              =======    =======         =======     =======

Net income per share (A)                      $   .66    $   .63         $  1.30     $  1.22
                                              =======    =======         =======     =======

(A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

Fully Diluted
- -------------

Weighted average shares                        60,665     49,194          57,909      44,917
Dilutive effect of:
  Stock options                                   156        224             159         145
Assumed conversion of debentures                8,589      6,542           8,634       6,609
                                              -------    -------         -------     -------
Fully diluted weighted average shares
  and equivalent shares outstanding            69,410     55,960          66,702      51,671
                                              =======    =======         =======     =======

Net income                                    $40,243    $30,929         $75,776     $55,112
Interest and debt amortization on assumed
  conversion of debentures                      5,985      4,824          12,044       9,296
                                              -------    -------         -------     -------

Adjusted net income for fully diluted
  calculation                                 $46,228    $35,753         $87,820     $64,408
                                              =======    =======         =======     =======

Net income per share (B)                      $   .67    $   .64         $  1.32     $  1.25
                                              =======    =======         =======     =======


(B) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No 15 because it produces anti-dilutive results.
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